EXHIBIT 5

[LETTERHEAD OF MILES & STOCKBRIDGE P.C.]

June 14, 2013

Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, Connecticut  06830

Re:            Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Maryland counsel to Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 600,000 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), and 600,000 shares of the Company's Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"), which may be issued from time to time under the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan, amended as of March 21, 2013 (the "Plan"), pursuant to the Company's Registration Statement on Form S‑8 (the "Registration Statement") filed today with the Securities and Exchange Commission.

We have examined the Registration Statement and such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion.  We have relied as to certain factual matters on information obtained from public officials and officers of the Company.  Based on that examination, it is our opinion that the shares of the Common Stock and the shares of the Class A Common Stock being registered pursuant to the Registration Statement (collectively, the "Shares"), when issued in accordance with the terms and conditions of the Plan, will be legally issued, fully paid and non-assessable.

In giving our opinion, we are assuming that, at the time of issuance of any of the Shares, the Company will have a sufficient number of authorized but unissued shares of its Common Stock or Class A Common Stock, as the case may be, for the issuance.  We are also assuming that (i) the issuance of the Shares will not conflict with or violate any provisions of the charter of the Company relating to the Company's qualifications as a real estate investment trust under the Internal Revenue Code of 1986, as amended, (ii) the granting of awards and corresponding issuance of the Shares will be authorized by the Compensation Committee of the board of directors of the Company pursuant to and in accordance with the terms of the Plan, and (iii) the Restricted Period (as defined in the Plan) imposed with respect to any of the Shares will have ended and any restrictions and conditions imposed with respect thereto under the Plan will have been satisfied.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland.  The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Registration Statement as Exhibit 5 thereto.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:  /s/ J.W. Thompson Webb
      Principal